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Exhibit 99.1

[LETTERHEAD OF ARENA PHARMACEUTICALS]

        Press Release

Arena Pharmaceuticals Announces First Quarter 2004 Financial Results

        San Diego, CA, April 20, 2004 /PRNEWSWIRE/—Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today reported financial results for the first quarter of 2004.

        Total revenues in the first quarter of 2004 were $5.8 million, compared to $5.4 million in the first quarter of 2003. Arena reported a net loss allocable to common stockholders in the first quarter of 2004 of $12.5 million, or $0.49 per share. This compares with a net loss allocable to common stockholders of $8.8 million, or $0.32 per share for the first quarter of 2003.

        Research and development expenses totaled $13.8 million in the first quarter of 2004, compared to $12.1 million in the first quarter of 2003. General and administrative expenses totaled $2.5 million in the first quarter of 2004, compared to $1.9 million in the first quarter of 2003.

        Cash, cash equivalents and short-term investments totaled $145.7 million at March 31, 2004.

        "The first quarter of 2004 was very significant for Arena. We took another step toward our goal of becoming a pharmaceutical company by entering our first proprietary product for obesity into Phase 1 clinical trials," said Jack Lief, Arena's President and Chief Executive Officer. "Additionally, we achieved a $4 million milestone payment from our Merck collaboration. Throughout the rest of 2004, we look forward to ongoing preclinical and clinical development progress for a number of our compounds, and continuing collaboration efforts with our partners."

First Quarter Highlights:

        Selected highlights for the first quarter included:

  •
  Initiated clinical trials for our lead obesity compound, APD356

  •
  Achieved a $4.0 million milestone in our cardiovascular collaboration with Merck

  •
  Fujisawa selected a GPCR to continue our collaboration in the area of neuroinflammation

  •
  Welcomed William R. Shanahan, Jr., M.D., J.D. as Vice President, Chief Medical Officer

        Arena will be hosting both a conference call and webcast to discuss first quarter 2004 financial results and highlights from the quarter on Wednesday, April 21, 2004, at 9:00 AM Eastern Time (6:00 AM Pacific Time).

        The conference call may be accessed by dialing (800) 450-0819 for domestic callers and (612) 332-0342 for international callers. Please specify to the operator that you would like to join the "Arena Pharmaceuticals First Quarter Earnings Conference Call." The conference call will be webcast live on Arena's website at http://www.arenapharm.com, under the investor relations section, and will be archived there for 30 days following the call. Please connect to Arena's website several minutes prior to the start of the conference call to ensure adequate time for any software download that may be necessary.

        Arena is a biopharmaceutical company focusing on the discovery, development and commercialization of drugs in four major therapeutic areas: metabolic, cardiovascular, central nervous system and inflammatory diseases. Arena is developing a broad pipeline of compounds including one in Phase 1 clinical trials for obesity and another in preclinical development for insomnia. The company's compounds act on an important class of drug targets called G protein-coupled receptors, or GPCRs, and were developed using Arena's proprietary technologies, including CART™ (Constitutively Activated Receptor Technology) and Melanophore. Arena also has research collaborations with Merck, Fujisawa,

Taisho and TaiGen for products in a number of different indications. For additional information about Arena, please visit their website at http://www.arenapharm.com.

Forward-Looking Statements

        Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about Arena's strategy, technologies, preclinical and clinical programs, future achievements, and statements that are not historical facts, including statements about Arena's ability to identify and develop drugs or which are preceded by the word "will" or similar words. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena's expectations. Important factors that could cause actual results to differ materially from those stated or implied by Arena's forward-looking statements are disclosed in Arena's SEC reports, including Arena's most recent annual report on Form 10-K. These forward-looking statements represent Arena's judgment as of the date of this release. Arena disclaims any intent or obligation to update these forward-looking statements.

Arena Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations

	Three months ended March 31,
	2004	2003
	(unaudited)
Revenues
Total revenues	$5,783,334	$5,375,440
Expenses
Research and development	13,798,027	12,066,112
General and administrative	2,546,189	1,885,191
Amortization of non-cash deferred compensation	500,628	1,033,966
Amortization of acquired technology	405,305	405,305

Total expenses	17,250,149	15,390,574
Interest and other income, net	(222,777)	1,203,699

Net loss	(11,689,592)	(8,811,435)

Dividends on redeemable convertible preferred stock	(354,914)	—
Accretion of discount and deemed dividend related to redeemable convertible preferred stock	(462,971)	—

Net loss allocable to common stockholders	$(12,507,477)	$(8,811,435)

Net loss per share, basic and diluted	$(0.49)	$(0.32)

Shares used in calculating net loss per share, basic and diluted	25,286,402	27,655,967

Condensed Consolidated Balance Sheet Data

	March 31, 2004	December 31, 2003
	(Unaudited)	(Note)
Assets
Cash, cash equivalents and short-term investments	$145,657,175	$154,016,883
Other current assets	4,526,212	4,758,673
Land, property and equipment, net	55,572,300	55,729,472
Acquired technology, investments and other assets	14,489,830	15,393,081

Total assets	$220,245,517	$229,898,109

Liabilities and Stockholders' Equity
Liabilities	$22,104,732	$20,973,873
Redeemable convertible preferred stock	26,620,846	25,776,104
Stockholders' equity	171,519,939	183,148,132

Total liabilities and stockholders' equity	$220,245,517	$229,898,109

Note: The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.

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[LETTERHEAD OF ARENA PHARMACEUTICALS]
Arena Pharmaceuticals, Inc. Condensed Consolidated Statements of Operations
Condensed Consolidated Balance Sheet Data